Exhibit 5.1

Akerman LLP Three Brickell City Centre 98 Southeast Seventh Street Suite 1100 Miami, FL 33131 T: 305 374 5600 F: 305 374 5095

April 11, 2025

Maison Solutions Inc.

127 N Garfield Avenue

Monterey Park, California 91754

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Maison Solutions Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (such registration statement, as may be amended from time to time, is herein referred to as the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

The Registration Statement relates to the registration and sale by JAK Opportunities XV LLC, the Selling Stockholder named in the Registration Statement (the “Selling Stockholder”), of up to 62,700,000 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A common stock”) consisting of (i) up to 19,800,000 shares of Class A common stock (the “Initial Note Shares”) issuable upon conversion of that certain senior unsecured convertible promissory note dated as of March 12, 2025, issued to the Selling Stockholder in a private placement transaction (the “Private Placement”) in the original principal amount of $3.0 million (the “Initial Note”) pursuant to that certain Securities Purchase Agreement, dated March 12, 2025, by and between the Company and the Selling Stockholder (the “Securities Purchase Agreement”), and (ii) up to 42,900,000 shares of Class A common stock (the “Incremental Shares” and together with the Initial Note Shares, the “Shares”) issuable upon conversion of the additional senior unsecured convertible promissory notes (the “Additional Notes”, and together with the Initial Note, the “Notes”) issuable upon exercise of that certain note purchase warrant, dated March 12, 2025 (the “Incremental Warrant”), issued to the Selling Stockholder in the Private Placement and exercisable for one or more Additional Notes in the aggregate original principal amount of up to $6,500,000 pursuant to the Securities Purchase Agreement, in each case, including all accumulated interest until the respective maturity dates and payment premium on the Notes, using the floor price of $0.26, assuming that each Note remains outstanding until its respective maturity date and that the payment premium and interest on the Notes are paid in shares of Class A common stock.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended, as currently in effect (the “Certificate of Incorporation”); (iii) the Amended and Restated Bylaws of the Company as currently in effect (the “Bylaws”); (iv) certain resolutions of the Board of Directors of the Company; (v) the Securities Purchase Agreement; (vi) the Initial Note; (vii) the Incremental Warrant; and (viii) that certain registration rights agreement, dated March 12, 2025, by and between the Company and the Selling Stockholder pursuant to which the Company agreed to register the resale of the Shares issued or issuable upon conversion of the Initial Note and any Additional Notes. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Maison Solutions Inc.

April 11, 2025

With your permission, we have made and relied upon the following assumptions, without any investigation or inquiry by us, and our opinions expressed below are subject to, and limited and qualified by the effect of, such assumptions: (i) the Stockholder Approval (as defined in the Securities Purchase Agreement) will be obtained pursuant to the terms of the Securities Purchase Agreement; and (ii) a sufficient number of shares of Class A common stock will be available and reserved for issuance of the Shares.

Based upon the foregoing and subject to the limitations set forth below, as of the date hereof, we are of the opinion that, as to the Shares:

1. the 19,800,000 Initial Note Shares issuable upon conversion of the Initial Note, following the date on which the Company obtains the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Initial Note, will be validly issued, fully paid and non-assessable; and

2. the 42,900,000 Incremental Shares issuable upon conversion of the Additional Notes which are issuable upon exercise of the Incremental Warrant, following the date on which the Company obtains the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Additional Notes and Incremental Warrant, as applicable, will be validly issued, fully paid and non-assessable.

For purposes of this opinion, we express no opinion as to matters governed by laws of any jurisdiction other than the General Corporation Law of the State of Delaware. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Securities will be issued in compliance with all applicable state securities or blue sky laws.

We are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is rendered as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions. We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that affect any matters or opinions set forth herein.

We understand that you wish to file this opinion as an exhibit to the Registration Statement, and we hereby consent thereto. We hereby further consent to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Akerman LLP

AKERMAN LLP